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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Immunicon Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45260A107
             ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 2 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity II L.P.

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                1,108,926
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,108,926
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,108,926
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.8%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 3 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity II L.P.(QP)

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                496,054
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             496,054
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           496,054
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 4 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity II Entrepreneurs LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                88,038
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             88,038
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           88,038
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 5 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity L.P.

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Partnership

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                408,121
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             408,121
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           408,121
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.8%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           PN

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 6 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity Partners II LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                1,693,018
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,693,018
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,693,018
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 7 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canaan Equity Partners LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                408,121
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             408,121
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           408,121
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.8%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 8 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James C. Furnivall

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

       NUMBER OF       --------------------------------------------------------
        SHARES         6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY              2,101,139
         EACH          --------------------------------------------------------
       REPORTING       7     SOLE DISPOSITIVE POWER
        PERSON
         WITH          --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,101,139
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 45260A107                 13G                      PAGE 9 OF 28 PAGES
-------------------                                          ------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stephen L. Green

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             0
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   0
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,101,139
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 10 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Deepak Kamra

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             4,167
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   4,167
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,105,306
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 11 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Gregory Kopchinsky

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             4,167
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   4,167
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,105,306
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 12 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Guy M. Russo

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH             --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,101,139
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 13 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John V. Balen

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH             --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,101,139
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 14 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Eric A. Young

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             4,167
     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                2,101,139
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                   4,167
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             2,101,139
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,105,306
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.1%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           IN

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 15 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Charmers Landing LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                1,693,018
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH             --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,693,018
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,693,018
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 16 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stonehenge LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                1,693,018
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH             --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,693,018
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,693,018
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 17 OF 28 PAGES
-------------------                                         -------------------

-------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Waubeeka LLC

-------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
     3     SEC USE ONLY

-------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware Limited Liability Company

-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

     NUMBER OF         --------------------------------------------------------
      SHARES           6     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                1,693,018
       EACH            --------------------------------------------------------
    REPORTING          7     SOLE DISPOSITIVE POWER
     PERSON
      WITH             --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             1,693,018
-------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,693,018
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES* [ ]

-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.3%

-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON *

           OO

-------------------------------------------------------------------------------

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 18 OF 28 PAGES
-------------------                                         -------------------

Item 1(a).  Name of Issuer

                 Immunicon Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices

                 3401 Masons Mill Road
                 Suite 100
                 Huntingdon Valley, PA  19006

Item 2(a).  Name of Person Filing

            This statement is filed by Canaan Equity II L.P. ("CE II"), a Delaware limited partnership, Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, Canaan Equity II Entrepreneurs, LLC ("Entrepreneurs"), a Delaware limited liability company, Canaan Equity L.P ("CE") a Delaware limited partnership; Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company and the General Partner of CE II and CE II QP and the Manager of Entrepreneurs, Canaan Equity Partners LLC ("CEP") a Delaware limited liability company and the General Partner of CE; John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young, Charmers Landing LLC ("Charmers"), a Delaware limited liability company, Stonehenge LLC ("Stonehenge"), a Delaware limited liability company, and Waubeeka LLC ("Waubeeka") a Delaware limited liability company. The sole managers of Charmers, Stonehenge, and Waubeeka are Stephen L. Green, Gregory Kopchinsky and Guy M. Russo, respectively. CE II, CE II QP, Entrepreneurs, CEP II, CE, CEP, Messrs. Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who each serve as Managers of both CEP II and CEP), and Charmers, Stonehenge and Waubeeka are collectively referred to as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence

            Except in the case of, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2765 Sand Hill Road, Menlo Park, CA 94025.

Item 2(c).  Citizenship

            Each of CE II, CE II QP and CE, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, CEP, Charmers, Stonehenge and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the Partners is a citizen of the United States.

Item 2(d).  Title of Class of Securities

            This Schedule 13G report relates to the Common Stock, par value $0.01 per share ("Common Stock") of Immunicon Corporation (the "Company").

Item 2(e).  CUSIP Number

            CUSIP number 45260A107

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
      78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 19 OF 28 PAGES
-------------------                                         -------------------

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e) [ ] An investment adviser in accordance with Section
      240.13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with
      Section 240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with
      Section 240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

None.

Item 4. Ownership

(a)   Amount Beneficially Owned

      As of December 31, 2001, (i) CE II is the record holder of 1,108,926 shares of Common Stock (the "CE II Shares"), (ii) CE II QP is the record holder of 496,054 shares of Common Stock (the "CE II QP Shares"), (iii) Entrepreneurs is the record holder of 88,038 shares of Common Stock (the "Entrepreneurs Shares") and (iv) CE is the record holder of 408,121 shares of Common Stock (the "CE Shares"; together with the CE II Shares, CE II QP Shares and the Entrepreneurs Shares, the "Record Shares"). As the General Partner of CE II and CE II QP and the Manager of Entrepreneurs, CEP II may be deemed to own beneficially the CE II Shares, CE II QP Shares and the Entrepreneurs Shares. As the General Partner of CE, CEP may be deemed to own beneficially the CE Shares. As individual managers of CEP II and CEP, Messrs. Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

      As of December 31, 2004, each of Messrs. Kamra, Kopchinsky and Young are the record owner of 4,167 shares of Common Stock.

      By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Stonehenge and Mr. Kopchinsky, its sole manager, Stonehenge may also be deemed to own beneficially the shares held of record by Mr. Kopchinsky and the CE II Shares, CE II QP Shares and Entrepreneurs Shares. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially CE II Shares, CE II QP Shares and Entrepreneurs Shares.

(b)   Percent of Class:

      Each Reporting Person: %. The foregoing percentage is based on the 23,099,777 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2004.

-------------------                                         -------------------
CUSIP No. 45260A107                 13G                     PAGE 20 OF 28 PAGES
-------------------                                         -------------------

(c) Number of shares to which such person has:

                                NUMBER OF SHARES
                        ---------------------------------
Reporting Person         (i)            (ii)        (iii)           (iv)
-----------------       -----        ---------      -----         ---------
CE II                       0        1,108,926          0         1,108,926
CE II QP                    0          496,054          0           496,054
Entrepreneurs               0           88,038          0            88,038
CE                          0          408,121          0           408,121
CEP II                      0        1,693,018          0         1,693,018
CEP                         0          408,121          0           408,121

James C. Furnivall          0        2,101,139          0         2,101,139
Stephen L. Green            0        2,101,139          0         2,101,139
Deepak Kamra            4,167        2,101,139      4,167         2,101,139
Gregory Kopchinsky      4,167        2,101,139      4,167         2,101,139
Guy M. Russo                0        2,101,139          0         2,101,139
Eric A. Young           4,167        2,101,139      4,167         2,101,139
Charmers                    0        1,693,018          0         1,693,018
Stonehenge                  0        1,693,018          0         1,693,018
Waubeeka                    0        1,693,018          0         1,693,018

(i)   Sole power to vote or direct the vote

(ii)  Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of

(iv)  Shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class
        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
        Not applicable.

Item 8. Identification and Classification of Members of the Group
        Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9. Notice of Dissolution of Group
        Not applicable.

Item 10. Certification
         Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

-------------------                                          -------------------
CUSIP No. 45260A107                    13G                   PAGE 21 OF 28 PAGES
-------------------                                          -------------------

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

                                  Canaan Equity II L.P.

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By:               *
                                      ----------------------------------------
                                              Manager

                                  Canaan Equity II L.P. (QP)

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By:               *
                                      ----------------------------------------
                                              Manager

                                  Canaan Equity II Entrepreneurs LLC.

                                  By: Canaan Equity Partners II LLC
                                              Its Manager

                                  By:               *
                                      ----------------------------------------
                                              Manager

                                  Canaan Equity Partners II LLC

                                  By:   /s/ Guy M. Russo
                                      ----------------------------------------
                                              Manager

                                  Canaan Equity L.P.

                                  By: Canaan Equity Partners LLC
                                         Its General Partner

                                  By:               *
                                      ----------------------------------------
                                              Manager

                                  Canaan Equity Partners LLC

                                  By:   /s/ Guy M. Russo
                                      ----------------------------------------
                                              Manager

-------------------                                          -------------------
CUSIP NO. 45260A107                    13G                   PAGE 22 OF 28 PAGES
-------------------                                          -------------------

                                                      *
                                  _____________________________________________
                                  John V. Balen

                                                      *
                                  _____________________________________________
                                  James C. Furnivall

                                                      *
                                  _____________________________________________
                                  Stephen L. Green

                                                      *
                                  _____________________________________________
                                  Deepak Kamra

                                                      *
                                  _____________________________________________
                                  Gregory Kopchinsky

                                                      *
                                  _____________________________________________
                                  Guy M. Russo

                                                      *
                                  _____________________________________________
                                  Eric A. Young

                                  Charmers Landing LLC

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Stonehenge LLC

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Waubeeka LLC

                                  By:   /s/ Guy M. Russo
                                      ----------------------------------------
                                      Manager

------------------------
*By:        /s/ Guy M.Russo
    ----------------------------------------
    Guy M. Russo
    Attorney-in-Fact

This Schedule 13G was executed by Guy M.
Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

-------------------                                          -------------------
CUSIP NO. 45260A107                    13G                   PAGE 23 OF 28 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Immunicon Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed as of February 11, 2005

                                  Canaan Equity II L.P.

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Canaan Equity II L.P. (QP)

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Canaan Equity II Entrepreneurs LLC

                                  By: Canaan Equity Partners II LLC
                                      Its Manager

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Canaan Equity Partners II LLC

                                  By:    /s/ Guy M. Russo
                                      ----------------------------------------
                                      Manager

                                  Canaan Equity L.P.

                                  By: Canaan Equity Partners LLC
                                      Its General Partner

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Canaan Equity Partners LLC

                                  By:    /s/ Guy M. Russo
                                      ----------------------------------------
                                      Manager

-------------------                                          -------------------
CUSIP NO. 45260A107                    13G                   PAGE 24 OF 28 PAGES
-------------------                                          -------------------

                                                             *
                                  ____________________________________________
                                  John V. Balen

                                                             *
                                  ____________________________________________
                                  James C. Furnivall

                                                             *
                                  ____________________________________________
                                  Stephen L. Green

                                                             *
                                  ____________________________________________
                                  Deepak Kamra

                                                             *
                                  ____________________________________________
                                  Gregory Kopchinsky

                                  /s/ Guy M. Russo
                                  --------------------------------------------
                                  Guy M. Russo

                                                             *
                                  ____________________________________________
                                  Eric A. Young

                                  Charmers Landing LLC

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Stonehenge LLC

                                  By:               *
                                      ----------------------------------------
                                      Manager

                                  Waubeeka LLC

                                  By:     /s/ Guy M. Russo
                                      ----------------------------------------
                                      Manager

------------------
*By: /s/ Guy M. Russo
     ---------------------------------------
     Guy M. Russo
     Attorney-in-Fact

This Schedule 13G was executed by Guy M.
Russo pursuant to Powers of Attorney, copies of which are filed herewith as Exhibit 2.

-------------------                                          -------------------
CUSIP NO. 45260A107                    13G                   PAGE 25 OF 28 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

-------------------                                          -------------------
CUSIP No. 45260A107                    13G                   PAGE 26 OF 28 PAGES
-------------------                                          -------------------

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.

                                  CANAAN EQUITY II L.P.

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By: /s/ Harry T. Rein
                                      ----------------------------------------
                                      Member/Manager

                                  CANAAN EQUITY II L.P. (QP)

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By: /s/ Harry T. Rein
                                      ----------------------------------------
                                      Member/Manager

                                  CANAAN EQUITY II ENTREPRENEURS LLC

                                  By: Canaan Equity Partners II LLC
                                      Its General Partner

                                  By: /s/ Harry T. Rein
                                      ----------------------------------------
                                      Member/Manager

                                  CANAAN EQUITY PARTNERS II LLC

                                  By: /s/ Harry T. Rein
                                      ----------------------------------------
                                      Member/Manager

                                  /s/ Harry T. Rein
                                  --------------------------------------------
                                  Harry T. Rein

                                  /s/ John V. Balen
                                  --------------------------------------------
                                  John V. Balen

                                  /s/ James C. Furnivall
                                  --------------------------------------------
                                  James C. Furnivall

                                  /s/ Stephen L. Green
                                  --------------------------------------------
                                  Stephen L. Green

                                  /s/ Deepak Kamra
                                  --------------------------------------------
                                  Deepak Kamra

                                  /s/ Guy M. Russo
                                  --------------------------------------------
                                  Guy M. Russo

-------------------                                          -------------------
CUSIP No. 45260A107                    13G                   PAGE 27 OF 28 PAGES
-------------------                                          -------------------

                                  /s/ Gregory Kopchinsky
                                  --------------------------------------------
                                  Gregory Kopchinsky

                                  /s/ Eric A. Young
                                  --------------------------------------------
                                  Eric A. Young

-------------------                                          -------------------
CUSIP No. 45260A107                    13G                   PAGE 28 OF 28 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each entity whose signature appears below hereby constitutes and appoints Guy M. Russo its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such entity in its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of such entity, as applicable pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2005.

                                  Charmers Landing LLC

                                  By: /s/ Stephen L. Green
                                  --------------------------------------------
                                      Manager

                                  Stonehenge LLC

                                  By: /s/ Gregory Kopchinsky
                                  --------------------------------------------
                                      Manager